EXHIBIT 99.1

PhytoMedical Furthers Development of New Class of Compounds for Type-2 Diabetes

PhytoMedical’s new class of compounds for type-2 diabetes derived from cinnamon, shown in independent third-party studies to significantly reduce blood sugar without side effects.

Princeton, NJ – March 7, 2007 - As part of the Company’s ongoing efforts to further the development of its synthesized analogues for type-2 diabetes, PhytoMedical Technologies, Inc. (OTCBB: PYTO) (FWB: ET6), through its wholly owned subsidiary, today announced that the Company has entered into an expanded Sponsored Research Agreement with The Office of Sponsored Projects at Iowa State University.

Under terms of the agreement, PhytoMedical will continue to undertake its research at ISURF for development of the Company’s novel, synthesized type A-1 ‘polyphenolic’ compounds – an entirely new, innovative class of compounds derived from cinnamon, shown in published human and pre-clinical animal studies to favorably effect type-2 diabetes without side effects.

A human study of type-2 diabetes patients published in Diabetes Care, a journal of the American Diabetes Association, showed that PhytoMedical’s polyphenolic compounds can significantly lower blood sugar by an average of 18 to 29 percent, triglycerides (fatty acids in the blood) by 23 to 30 percent, LDL (or “bad”) cholesterol by 7 to 27 percent and total cholesterol by 12 to 26 percent. Changes in HDL (“good”) cholesterol were not significant. Most importantly, no side effects were reported in the study.

Subsequently, an independent three-year study of human patients carried out by the Universiti Teknologi Malaysia, reported similar findings related to lower blood sugar levels.

More recently, in animal studies, third-party research published in Diabetologia, the official journal of the European Association for the Study of Diabetes, have confirmed that cinnamon-derived compounds are able to significantly reduce blood glucose levels with no apparent side effects.

“For the estimated 20 million-plus Americans who now have diabetes, the implications of our research into a highly-effective therapeutic alternative with no side effects are far-reaching,” explained Mr. Greg Wujek, President and CEO of PhytoMedical Technologies, Inc.

“The development of our synthesized type A-1 polyphenols at Iowa State University is leading the way to an entirely new class of compounds for type-2 diabetes,” continued Mr. Wujek.

Diabetes, which results from the body’s inability to produce enough insulin or use it efficiently, affects 18.2 million people in the United States, or 6.3% of the population (American Diabetes Association).  The Centers for Disease Control and Prevention expects this number to rise to over 30 million by 2030. As the leading cause of end-stage renal disease, blindness and lower limb amputations, diabetes now costs the health care system over $132 billion each year – nearly one out of every ten health care dollars spent in the United States.

About PhytoMedical Technologies, Inc.

PhytoMedical Technologies, Inc. (OTCBB: PYTO; Frankfurt Stock Exchange: ET6), together with its wholly owned subsidiaries, is a pharmaceutical company focused on research, development and commercialization of pharmaceutical products.

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